Exhibit 10.5
FOURTH AMENDMENT TO
OEM AGREEMENT
This Fourth Amendment to OEM Agreement, (“Amendment”) is made and entered into as of February 1, 2006 (“Amendment Date”), by and between Akorn-Strides, LLC, a Delaware limited liability company, having a principal place of business at 2500 Millbrook Drive, Buffalo Grove, Illinois 60089-4694, United States of America (“A-S”), and Strides Arcolab Limited, a company organized under the laws of India having a principal place of business at Strides House, Bilekahalli, Bannerghatta Road, Bangalore 560 076, India (“Strides”), (each a “Party” and collectively the “Parties”).
RECITALS
     A. A-S and Strides are parties to that certain OEM Agreement dated September 22, 2004 (“Agreement”) and desire to amend the Agreement to eliminate the Letter of Credit and to modify the timeline for Strides to meet Registration Threshold, pursuant to the terms and conditions of this Amendment.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.     Definitions.     All capitalized terms used herein shall have the same meanings set forth in the Agreement, unless otherwise defined in this Amendment.
2.      Application Schedule.      The last sentence of Section 2.1 of the Agreement shall be deleted in its entirety and replaced with the following text: “Notwithstanding anything else to the contrary, Strides shall use its best efforts to achieve the Registration Threshold within twenty four (24) months from the Effective Date.”
3.     Letter of Credit.
       3.1     Section 1.25 of the Agreement is deleted in its entirety. Additionally, the following clause is deleted from the opening sentence of Section 2.3.1 of the Agreement “Provided that Strides delivers to A-S the Letter of Credit.”
       3.2     Section 3.8 of the Agreement is deleted in its entirety and replaced with the following:
                3.8     Registration Threshold.
                          3.8.1     Should Strides fail to achieve the Registration Threshold prior to the lapse of the period beginning with the Effective Date and ending twenty four (24) months thereafter (“Threshold Period”), then A-S may, in its sole discretion, without notice to Strides, elect to (i) terminate Strides’ membership interest in A-S as provided in the Limited Liability Company Agreement of Akorn-Strides, LLC dated September 22, 2004; or (ii) negotiate an extension of the Threshold Period with Strides, pursuant to Section 3.8.2 below.

                          3.8.2     Should A-S, in its sole discretion, elect to negotiate an extension of the Threshold Period, as provided above, then the Parties shall negotiate in good faith the terms of such an extension. All provisions of this Section 3.8 shall continue apply in the same manner to the extent that the Threshold Period is extended hereby.
                          3.8.3     The elimination of Strides’ membership in A-S shall not act as a waiver of A-S’ other legal and equitable remedies against Strides or other third parties, and A-S hereby reserves all rights to such other legal and equitable remedies.
4.     Counterparts.     This Amendment may be executed in several counterparts that together shall be originals and constitute one and the same instrument.
5.     Effect.     Except as modified above, the Agreement shall remain in full force and effect in accordance with its specific terms.
IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Amendment as of the Amendment Date.

Akorn-Strides, LLC		Strides Arcolab Limited

By:	/s/ Arthur S. Przybyl	By:	/s/ Arun Kumar

Name:	Arthur S. Przybyl	Name:	Arun Kumar

Its:	Member Manager	Its:	Executive Vice Chairman & MD